UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 18, 2007

Velcera, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	000-51622	20-3327015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Township Line Road, Suite 170
Yardley, Pennsylvania 19067
(Address of Principal Executive Offices) (Zip Code)

(267) 757-3600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 18, 2008, Velcera, Inc. (the “Company”) appointed Sal Uglietta to its board of directors (the “Board”) and as a member of the Board’s audit committee. Since August 2006, Mr. Uglietta has served as Executive Vice President, Healthcare Practice Leader with SWAT Team Partners LLC, a leading national organization specializing in strategic business and marketing consulting. From October 2003 through July 2007, Mr. Uglietta held the position of Senior Vice President, Marketing, Sales and Healthcare for Gebity HR, an industry leading HR outsourcing and healthcare benefits company. Previously, Mr. Uglietta held numerous positions in the healthcare field, including Head of Marketing at Aetna and President of InteliHealth, Inc., a division of Aetna partnered with the Harvard Medical School, Vice President of Marketing and Sales of Johnson & Johnson-Merck Joint Venture, and European OTC Business Head at Johnson & Johnson. Mr. Uglietta holds a BS degree from Brandeis University and an MBA in Marketing and International Business from Columbia University. He is a highly regarded healthcare executive whose 30-year career encompasses successful domestic and international growth experiences in consumer healthcare, pharmaceuticals, national health plans and provider organizations.

In connection with his appointment to the Board, Mr. Uglietta was granted an option to purchase 21,644 shares of the Company’s common stock, which vests in thirds on May 1st of 2009, 2010, and 2011. These options represent a pro rata portion of the annual grant made to each director of the Company under the Company’s director compensation plan. The options were priced at $0.29 per share, the fair market value of the Company’s common stock as of the grant date, and have a term of 10 years. Going forward, Mr. Uglietta is eligible to receive options to purchase 25,000 shares of the Company’s common stock on May 1st of each year in which they continue to serve on the board of directors under the Company’s director compensation plan.

In connection with the appointment of Mr. Uglietta to the audit committee, Dr. Jason Stein resigned from his role on the audit committee. Dr. Stein remains as a member of the compensation committee.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 19, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELCERA, INC.

Date: June 23, 2008	By:	/s/ Mathew C. Hill
Mathew C. Hill
Chief Financial Officer